EXHIBIT 99.1

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FOR IMMEDIATE RELEASE                      Contact:    Paul M. Feeney
                                                       Executive Vice
                                                       President, Finance
                                                       and Chief
                                                       Financial Officer
                                                       AEP Industries Inc.
                                                       (201) 807-2330
                                                       feeneyp@aepinc.com
                                                       ------------------

                AEP INDUSTRIES INC. REPORTS FISCAL 2008 RESULTS

South Hackensack, NJ, January 14, 2009 - AEP Industries Inc. (Nasdaq: AEPI, the "Company") today reported financial results for its fiscal year ended October 31, 2008.

Net sales for fiscal 2008 increased $95.9 million, or 14.4%, to $762.2 million from $666.3 million for fiscal 2007. The increase, which was primarily the result of a 13.9% increase in average selling prices positively affected net sales by $92.7 million. This increase was offset by a 0.2% decrease in sales volume which negatively affected net sales by $1.2 million. Fiscal 2008 also included $4.4 million of positive impact of foreign exchange relating to the Company's Canadian operations.

Gross profit for fiscal 2008 decreased $42.4 million to $96.8 million from $139.2 million for fiscal 2007. The decrease in gross profit was primarily due to lagging increases in selling prices during a period of unprecedented resin price increases, as well as a $13.5 million increase in the LIFO reserve during the current year ($3.4 million of this amount relates to the increase of approximately 20.9 million pounds of inventory in connection with the Atlantis acquisition) and a slight decrease in pounds sold. Fiscal 2008 also included $0.7 million of positive impact of foreign exchange relating to the Company's Canadian operations.

Operating expenses for fiscal 2008 increased $0.6 million, or 0.8%, to $86.9 million as compared to fiscal 2007. Included in general and administrative expenses for fiscal 2008 is a payment of approximately $1.6 million, excluding professional fees, related to a commercial dispute. Other increases are primarily due to an increase in delivery expense due to higher fuel costs, an increase in bad debt expense resulting from a customer's bankruptcy and advisory costs incurred as a result of the Company's exploration of strategic alternatives related to the Company's subsidiary in the Netherlands (sale was completed in April 2008). These expenses are partially mitigated by a decrease in the Company's accrual for bonuses and a decrease in compensation costs recorded in accordance with SFAS 123R for share-based compensation. Fiscal 2008 also includes $0.5 million unfavorable effect of foreign exchange increasing total operating expenses.

"In 2008, we saw oil, natural gas and resin prices spiking to record levels and at rates that were impossible to pass through to customers, making it by far, the most challenging of my 40 plus years in the plastics business," said Brendan Barba, Chairman and Chief Executive Officer of the Company. "We are happy to report positive operating income of $9.6 million despite the macro-economic challenges facing our industry. Furthermore, the well-timed sale of our Dutch subsidiary resulted in a gain on the sale and allowed us to significantly reduce debt, and we successfully completed our IRS tax audit for fiscal 2005 and 2006 during the quarter, which resulted in a $7.0 million tax benefit. In addition, the recent acquisition of the Plastic Films division of Atlantis Plastics bolsters our business portfolio and creates an even stronger suite of products and services to meet the unique needs of both companies' customers."

Mr. Barba continued, "We expect 2009 to be every bit as challenging as 2008, but we believe we are better positioned than many of our competitors to sustain ourselves in this current environment. Continuing economic dislocations are affecting the ability of some of our competitors to operate their business and service their customers, and we are well-positioned in the marketplace to be the beneficiary of these opportunities."

Interest expense for fiscal 2008 increased $0.2 million to $15.7 million from $15.5 million in fiscal 2007, resulting primarily from higher average borrowings on the Credit Facility during fiscal 2008 as compared to fiscal 2007, partially offset by lower interest rates on Credit Facility borrowings.

The benefit for income taxes for fiscal 2008 was $8.5 million on loss from continuing operations before income taxes of $5.2 million. Included in this amount is a $7.0 million benefit arising from previously unrecognized tax benefits resulting from the completion in September 2008 of an IRS examination for fiscal 2005 and 2006.

Net income for fiscal 2008 was $12.2 million, or $1.79 per diluted share. Net income for fiscal 2007 was $30.1 million, or $3.93 per diluted share.

Adjusted EBITDA decreased $40.8 million to $37.2 million for fiscal 2008 as compared to $78.0 million in fiscal 2007. See "Reconciliation of Non-GAAP Measures to GAAP" for reconciliation of adjusted EBITDA and net income.

On April 4, 2008, the Company completed the sale of AEP Netherlands, the last remaining component of the Company's European segment that manufactured custom films, stretch wrap and printed and converted films, to Euro-M Flexible Packaging S.A. and Ghlin S.r.L, and received in cash approximately $26.8 million (approximately $3.2 million for the shares of AEP Netherlands, net of closing and other costs totaling $1.5 million, and approximately $23.6 million for the settlement of all intercompany loans). The buyers also assumed third party debt and capital lease obligations totaling approximately $12.0 million and approximately $5.6 million of unfunded pension obligations. In connection with the sale, the Company recorded a $10.7 million pre-tax gain on disposition from discontinued operations.

On October 30, 2008, the Company completed the acquisition of substantially all of the assets of the stretch films, custom films and institutional products divisions of Atlantis Plastics, Inc. and certain of its subsidiaries. The purchase price was approximately $99.2 million in cash, before expenses of approximately $1.4 million. The net assets acquired included approximately $56.8 million of net working capital. The purchase price is subject to a post-closing net working capital true-up of no more than plus or minus $2.5 million. In connection therewith, we entered into an amendment of the Credit Facility, increasing the maximum borrowings from $125.0 million to $150.0 million and extended the maturity from November 2010 to December 2012. The interest rate for borrowings under LIBOR increased to a range of LIBOR plus 2.25% to 2.75% from LIBOR plus 1.25% to 2.0%.

Reconciliation of Non-GAAP Measures to GAAP
-------------------------------------------

The Company defines Adjusted EBITDA as income before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, non-operating income (expense) and non-cash share-based compensation expense (income). The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), non-operating items and non-cash share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

                                                                        October YTD        October YTD
                                                                        Fiscal 2008        Fiscal 2007
                                                                      ---------------    ---------------
                                                                       (in thousands)    (in thousands)

Net income                                                            $        12,244    $        30,052
Income from discontinued operations                                             8,932              7,175
                                                                      ---------------    ---------------
Income from continuing operations                                               3,312             22,877
    (Benefit)/provision for taxes                                              (8,534)            15,217
    Interest expense                                                           15,731             15,551
    Depreciation and amortization expense                                      13,712             13,894
    Increase in LIFO reserve                                                   13,477              7,906
    Other non-operating income                                                   (916)              (779)
    Non-cash share-based compensation                                             370              3,337

                                                                      ---------------    ---------------
                              Adjusted EBITDA                         $        37,152    $        78,003
                                                                      ===============    ===============

The Company invites all interested parties to listen to its fiscal year 2008 conference call live over the Internet at www.aepinc.com on January 15, 2009 at 10:00 a.m. EDT or by dialing 888-802-8577 for domestic participants or 404-665-9928 for international participants. An archived version of the call will be made available on the Company's website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets. The Company has operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance and market conditions. Those and other risks are described in the Company' annual report on Form 10-K for the year ended October 31, 2007 and subsequent reports filed with or furnished to the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information become available in the future.

                               AEP INDUSTRIES INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE YEARS ENDED OCTOBER 31, 2008 and 2007
                                   (UNAUDITED)

                      (in thousands, except per share data)

                                                                                  2008            2007
                                                                              ------------    ------------
NET SALES                                                                     $    762,231    $    666,318
COST OF SALES                                                                      665,409         527,166
                                                                              ------------    ------------
    Gross profit                                                                    96,822         139,152
OPERATING EXPENSES:
  Delivery                                                                          36,425          34,629
  Selling                                                                           31,866          31,849
  General and administrative                                                        18,596          19,762
                                                                              ------------    ------------
    Total operating expenses                                                        86,887          86,240
OTHER OPERATING INCOME:
  Loss on sales of property and equipment, net                                        (342)            (46)
                                                                              ------------    ------------
    Operating income                                                                 9,593          52,866
OTHER INCOME (EXPENSE):
  Interest expense                                                                 (15,731)        (15,551)
  Other, net                                                                           916             779
                                                                              ------------    ------------
    Income (loss) from continuing operations before benefit (provision) for
      income taxes                                                                  (5,222)         38,094
BENEFIT (PROVISION) FOR INCOME TAXES                                                 8,534         (15,217)
                                                                              ------------    ------------
    Income from continuing operations                                                3,312          22,877
DISCONTINUED OPERATIONS:
  Income from discontinued operations                                                  898           6,716
  Gain from disposition                                                             10,708             459
  Provision for income taxes                                                        (2,674)             --
                                                                              ------------    ------------
    Income from discontinued operations                                              8,932           7,175
    Net income                                                                $     12,244    $     30,052
                                                                              ------------    ------------
BASIC EARNINGS PER COMMON SHARE:
    Income from continuing operations                                         $       0.49    $       3.05
                                                                              ============    ============
    Income from discontinued operations                                       $       1.32    $       0.96
                                                                              ============    ============
    Net income per common share                                               $       1.80    $       4.00
                                                                              ============    ============
DILUTED EARNINGS PER COMMON SHARE:
    Income from continuing operations                                         $       0.48    $       2.99
                                                                              ============    ============
    Income from discontinued operations                                       $       1.31    $       0.94
                                                                              ============    ============
    Net income per common share                                               $       1.79    $       3.93
                                                                              ============    ============